THESE PROPOSED TERMS AND CONDITIONS CONSTITUTE A COMMITMENT BY LENDER TO ENTER INTO THE PROPOSED TRANSACTION. THE FULL TERMS AND CONDITIONS UPON WHICH LENDER WILL ENTER INTO A FORMAL LOAN ARRANGEMENT ARE SUBJECT TO ALL CUSTOMARY DOCUMENTATION SATISFACTORY TO LENDER AND SUCH OTHER TERMS AND CONDITIONS AS ARE DETERMINED BY LENDER AND ITS COUNSEL. ANY ADDITONAL LONG-FROM AGREEMENTS SHALL BE EXECUTED IN GOOD FAITH, AND ONLY IF NECESSARY.

LOAN AGREEMENT

Borrower(s):	EOS Petro, Inc., a Delaware corporation, AND Nikolas Konstant, an individual, (collectively as the “Borrowers”)

Lender:	Vatsala Sharma or its assigns (“Lender”)

Transaction:	A bridge loan (the “Loan”) in the amount of $400,000 (the “Loan Amount”), proceeds of the Loan to be used as a “bridge” to other financing being secured by Borrowers which shall be used to pay off the Loan in full. Borrowers and Lender wish to conduct this transaction in such a manner as to be compliant with all applicable laws, including without limitation laws and regulations related to money lending in California. Because of Borrowers’ urgent need for the Loan funds, the transaction has been characterized and classified in the most expedient manner, as set forth herein below and in the definitive agreements. However, Borrowers understand, acknowledge and agree that at any time in the future this transaction may (at Lender’s discretion) be recast and reclassified to ensure legal compliance, including without limitation recasting the Loan as preferred stock, interest as dividends and the shares to be transferred to Lender as warrants, or the like and Borrowers waive any objection or claim they have or may have in the future related to the form of this transaction or Lender’s status.

Term:	All outstanding principle and interest will be due and payable on the date that is no longer than sixty (60) days from the closing and funding date of the Loan (the “Maturity Date”). Borrower agrees to make best efforts to retire the Loan within thirty (30) days of funding.

Interest and Premium:	The Loan shall bear interest at an annualized rate equal to 18.0% per year. Borrower also agrees to make an additional premium guaranty to Lender such that Lender shall receive a minimum amount of interest upon repayment at or prior to the Maturity Date equivalent to six (6) months’ worth of interest guaranteed for the term of the loan, even with early retirement, which equates to $36,000, or 9% of the Loan Amount, as guaranteed interest. In the event the Loan is not repaid on or before the Maturity Date, all unpaid principal and accrued unpaid interest (i.e. as of the Maturity Date) shall accrue interest at the rate of 18% per annum thereafter until paid in full.

Broker Arrangement:	The parties hereto acknowledge that the Loan was arranged by a Real Estate Broker licensed by the State of California and is therefore, pursuant to Section 1916.1 of the Civil Code, not subject to the restrictions on rates of interest under the California Constitution.

Equity Incentive:	As further additional consideration, on the date of this Loan is made, Konstant shall transfer to Lender 200,000 shares of EOS free-trading stock, expected to have a “going-out” trading value range of US$4.00 to US$7.00 per share. In the event Konstant fails to repay the Loan in full by the Maturity Date, on the first business day after the Maturity Date Konstant shall transfer to Lender an additional 200,000 shares of EOS free-trading stock. Konstant agrees to fully document the transfer of the shares to Lender, by updating the share registry and any other necessary document, immediately on the same date the Loan is made, with a subscription agreement to be negotiated and executed with Lender thereafter.

Payment:	Borrower shall make a balloon payment of $436,000 to retire Loan at or before the Maturity Date. Borrower and Lender agree to partial payments, only if applicable, until the Maturity Date.

Fees and Costs:	Borrower shall be solely responsible for the payment of all origination and financial advisory fees associated with this transaction. The Borrower and Lender shall be responsible for their own legal review and associated costs.

Prepayment:	Borrower may repay the entire Loan at any time prior to the Maturity Date, but even if Borrower repays all sums due and owing to Lender prior to the Maturity Date, whether in a lump sum or in installments, Lender must receive the entire Loan Amount plus the full amount of the guaranteed premium and other additional consideration at closing in order for the Loan to be repaid in full.

Other Debt:	Borrower shall be prohibited from incurring any indebtedness during the term of the Loan, other than trade payables incurred in the ordinary course of business, without the written consent of Lender and at its sole discretion.

Security:	First priority blanket security interest in all of EOS Petro Inc.’s assets, including newly acquired assets. Borrower shall authorize Lender to file any UCC-1 financing statements perfecting any security interest granted to Lender by EOS under the Loan. Nikolas Konstant shall additionally pledge both a) his fifty percent (50.0%) equity ownership in his home located at 2481 Summitridge Drive, Beverly Hills, CA 90210 and b) ten million shares of Cascade Technologies’ publicly-traded stock (ticker symbol is CSDT with a current market value range of $400,000 to $800,000. Konstant further agrees to personally indemnify the Lender against any loss arising out of fraud, misrepresentation, failure to pay taxes, misapplication of funds, failure to apply funds to pay debt following default, subordinate financing without Lender consent, transfer of assets, gross negligence, willful misconduct, court costs, attorneys’ fees, and bankruptcy. Borrowers shall confess judgment to the Lender. . Arranging Broker to handle perfection of security interest, including without limitation filing any financing statements.

Due Diligence:	Borrowers and its representatives have previously provided all available due diligence items to Lender and its representatives in connection with this Loan. Borrower agrees to furnish any supplemental information or documentation which Lender or its counsel reasonably deems necessary in connection with the Loan.

Warranties and Representations:	Borrowers shall provide all customary warranties and representations that Borrowers is duly incorporated and in good standing, that the Loan has been properly authorized by the corporation and that all due diligence materials provided by Borrowers shall be accurate and complete in all material respects. Borrowers understand that any material misrepresentation by Borrowers to Lender or improper self-dealing by Borrowers may result in Lender having recourse to the Borrowers.

Confidentiality:	Borrowers acknowledge that the contents of this Term Sheet are strictly confidential and may only be shared with Borrower’s advisors, board members, employees, counsel, and accounts.

Governing Law:	The Loan shall be governed by the laws of the State of California, and the parties shall agree that California shall be the exclusive venue for any action brought under the facility. The Borrowers shall nominate an agent for service of process in California. Borrowers shall provide any opinions requested by Lender, acceptable in form and substance to Lender, as to the enforceability of the documents evidencing the Loan, and an opinion of counsel in any other jurisdiction in which Borrowers, Principal, or their assets are located as to the enforceability of any remedies obtained by Lender against Borrowers assets in such jurisdiction.This Term Sheet contains all of the terms and conditions of any financing arrangement proposed between the parties hereto, which shall be set forth in detail in definitive documentation. As a result, this Term Sheet is, and shall be deemed to constitute, a commitment or an offer by any party to consummate the transactions contemplated hereby, all of which shall be subject to ordinary approvals, definitive documentation and the satisfaction or waiver of all conditions set forth therein. However, in the event the subsequent definitive documentation fails to address any term set forth with reasonable specificity in this term sheet, either party shall have the right to enforce compliance with such terms under this term sheet.

“BORROWER”	“LENDER”

By:	/s/ Nikolas Konstant	By:	/s/ Vatsala Sharma

Name:	Nikolas Konstant	Name:	VATSALA-SHARMA

Title:	Chairman of the Board	Title:

THE ISSUANCE AND SALE OF THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $400,000.00	Issue Date: February 15, 2012

Purchase Price: 995/1000 of Par	EN-__

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, Eos Petro, Inc., a Delaware corporation (hereinafter called “Borrower”),hereby promises to pay to the order of Vatsala Sharma, with an address located at 22338 La Quilla Drive, Los Angeles, CA 91311, (the “Holder”), without demand, the sum of Four Hundred Thousand US Dollars ($400,000.00) (“Principal Amount”), with interest accruing thereon, on March 26th , 2012 (the “Maturity Date”), if not sooner paid.

This Secured Promissory Note (“Note”) has been issued concurrently with other security agreements and a Securities Purchase Agreement (the “Subscription Agreement”) between the Borrower and the Holder which is substantially identical to securities purchase agreements between the Borrower and other subscribers (“Other Holders”) for similar secured promissory notes (“Other Notes”) dated at or about the date hereof. This Note shall be governed by the terms of such Subscription Agreement to the extent applicable hereto, however, in the event of a conflict of terms, the terms of this Note shall govern and control. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. This Note was arranged by a Real Estate Broker licensed by the State of California and is therefore pursuant to section 1916.1 of the Civil Code, not subject to the restrictions on rates of interest under the California Constitution. The following terms shall apply to this Note:

5

ARTICLE I

GENERAL PROVISIONS

1.1           Interest Rate. Interest payable on this Note shall accrue at the annual rate of eighteen percent (18%) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below. In addition and as separate consideration Lender will receive immediately upon funding, 200,000 shares of EOS Petro Inc. common stock. In the event the Note is not paid in full on or before the Maturity Date, Lender shall receive on the first business day after the Maturity Date an additional 200,000 shares of EOS Petro Inc. common stock. In consideration of Borrower’s need for the loan proceeds and Lender’s accommodation in expediting the funding of same, Borrower agrees to the following: In the event the Note is to be repaid at any time on or before the Maturity date of this Note, the interest component (i.e. not inclusive of principal) of the total payoff amount shall be shall be no less than $36,000.00 (“Guaranteed Interest”). In the event the Note is not paid by the Maturity Date, whatever interest (including “Guaranteed Interest”) and principal remains then accrued and unpaid as of the Maturity Date will accrue at the rate of 18% per annum from the Maturity date.

1.2           Payment Grace Period. The Borrower shall not have any grace period to pay any monetary amounts due under this Note.

1.3           Prepayment. This Note may be prepaid by the Borrower in whole or in part, at any time, subject to the guaranteed interest.

1.4           Security. Borrower is party to that certain Purchase and Sale Agreement (the “PSA”) dated June 10, 2011 between Borrower and TEHI Illinois, LLC, an Illinois limited liability company (“Assignor”), pursuant to which Borrower obtained certain oil and gas leases. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of all obligations of Borrower under this Note, Borrower hereby pledges and grants to Holder a security interest in all of Borrower’s right, title and interest in and to the following property, whether now owned or hereafter acquired by Borrower and whether now existing or hereafter coming into existence (collectively, the “Collateral”):

(a)          the properties described in Exhibit A and attached hereto and made a part hereof, whether such properties are in the nature of fee interests, leasehold interests, licenses, concessions, working interests, farmout rights, royalty, overriding royalty, or other non-working or carried interests, operating rights or other mineral rights of every nature, and any rights that arise by operation of law or otherwise in all such properties and lands covered thereby and pooled, unitized, communitized or consolidated with such properties (the “Leases”);

(b)          all oil, condensate or natural gas wells, water source wells, and water and other types of injection and disposal wells either located on the Leases or on lands pooled or unitized therewith or held for use in connection with the Leases, whether producing, operating or shut-in (the “Wells”);

(c)          all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Leases and located on the Leases below the sales connection(s) on the Effective Date (the “Substances”);

6

(d)          all property, fixtures, leases, improvements, oil field equipment, and physical facilities or interests therein, that are used or concurrently held for use in connection with the ownership or operation of the Leases and Wells, including, without limitation, tanks and tank batteries, disposal facilities, storage facilities, buildings, structures, field separators and liquid extractors, compressors, pumps, pumping units, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, implements, tools, appliances, cables, wires, towers, casing, tubing and rods, gathering lines or other pipelines, filed gathering systems, and all other similar fixtures and equipment (the “Equipment”); and

(e)          all contracts, commitments, agreements and arrangements that in any way relate to the Leases and Wells including, without limitation, all leases, easements, privileges, right-of-way agreements, permits, servitudes, licenses or other agreements relating to the use or ownership of surface and subsurface properties and structures that are used or held for use in connection with the exploration, production and transportation of Substances from the Leases or Wells, and all existing or proposed unitization, pooling and commercialization agreements, declarations and orders to the extent they relate to or affect the Leases and Wells, all options, farmout agreements, exploration agreements, all oil, gas liquids, condensate casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts, all operating agreements, and all agreements for the production, storage, treatment, transportation, processing, purchase, sale or other disposal of Substances from the Leases and Wells or in connection therewith, and any and all amendments, ratifications or extensions of the foregoing, together with (i) all rights, privileges and benefits of Assignor or Borrower thereunder arising on or after the Effective Date, (ii) all claims for take-or-pay or other similar payments arising before or after the Effective Date, and (iii) rights of subrogation for any claims that arise on or after the Effective Date under any insurance policy held by Assignor or Borrower.

Borrower represents, warrants and covenants to Holder that (a) Borrower has good and marketable title to the Collateral, free and clear of any liens, judgments, contractually granted or contractually based security interests or other encumbrances of any kind, (b) Holder has and shall continue to have a first priority security interest in and to the Collateral, (c) the Collateral shall at all times remain free and clear of all liens, encumbrances other than those in favor of Holder and (d) Borrower’s execution of this Note has been pre-approved by its Board of Directors and any other approval required by Borrower’s internal structure or contractual obligation has been unequivocally given prior to the execution of this Note.

1.5           Perfection. Within two business days of Subscriber’s payment of the purchase price for this Note, Borrower shall (i) file and record such collateral assignments, financing statements and other documents in such offices as shall be necessary or appropriate to perfect and establish the priority of the liens granted by this Note in the Leases, Wells, Substances and Equipment and (ii) take all such other actions as Holder shall determine to be necessary or appropriate to perfect and establish the priority of the liens granted by this Note. Holder shall cooperate (at Borrower’s expense) with Borrower in all such actions and activities, including by signing and delivering any documents reasonably requested by Borrower to perfect and establish the priority of the liens granted by this Note.

1.6           Preservation and Protection of Security Interests. Borrower shall:

(a)          upon the acquisition after the date hereof by Borrower of any securities Collateral, promptly either (x) transfer and deliver to Holder all such securities Collateral (together with the certificates representing such securities Collateral duly endorsed in blank or accompanied by undated stock powers duly executed in blank) or (y) take such other action as Holder shall deem necessary or appropriate to perfect, and establish the priority of, the liens granted by this Note in such securities Collateral;

7

(b)          upon the acquisition after the date hereof by Borrower of any instrument Collateral, promptly deliver and pledge to Holder all such instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as Holder may request;

(c)          upon the acquisition after the date hereof by Borrower of any motor vehicle, promptly deliver to Holder originals of the certificates of title or ownership for such motor vehicles with Holder listed as lienholder, together with the manufacturer's statement of origin and odometer statements; provided, however, if the motor vehicle to be acquired is subject to a purchase money security interest, Holder shall be listed as a junior lienholder to the person holding such purchase money security interest;

(d)          without limiting the obligations of Borrower under Section 1.5(c), upon the acquisition after date hereof by Borrower of any equipment covered by a certificate of title or ownership, promptly cause Holder to be listed as the lienholder on such certificate of title and within 120 days of the acquisition of such equipment deliver evidence of the same to Holder;

(e)          upon Borrower’s acquiring, or otherwise becoming entitled to the benefits of, any copyright (or copyrightable material), patent (or patentable invention), trademark (or associated goodwill) or other intellectual property or upon or prior to Borrower’s filing, either directly or through any agent, licensee or other designee, of any application with any governmental authority for any copyright, patent, trademark, or other intellectual property, in each case after the date hereof, execute and deliver such contracts, agreements and other instruments as Holder may request to evidence, validate, perfect and establish the priority of the liens granted by this Note in such and any related intellectual property; and

(f)          give, execute, deliver, file or record any and all collateral assignments, financing statements, notices, contracts, agreements or other instruments, obtain any and all governmental approvals, rights, or authorizations and take any and all steps that may be necessary or as Holder may request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the liens granted by this Note or to enable Holder to exercise and enforce its rights, remedies, powers and privileges under this Note with respect to such liens, including causing any or all securities Collateral to be transferred of record into the name of Holder or its nominee (and Holder agrees that if any securities Collateral is transferred into its name or the name of its nominee, Holder will thereafter promptly give to Borrower copies of any notices and communications received by it with respect to the securities Collateral pledged by Borrower).

8

1.6 Attorney in Fact.

(a)          Borrower hereby appoints Holder the attorney in fact of Borrower for the purpose of carrying out the provisions of this Note and taking any action and executing any instruments which Holder may deem necessary or advisable to accomplish the purposes of this Note, to preserve the validity, perfection and priority of the liens granted by this Note and, following any default, to exercise its rights, remedies, powers and privileges under this Note. This appointment as attorney in fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Holder shall be entitled under this Note upon the occurrence and continuation of any Event of Default (i) to make, sign, file and record any security instruments, (ii) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral; (iii) to receive, endorse and collect any instruments or other drafts, instruments, documents and chattel paper in connection with clause (ii) above (including any draft or check representing the proceeds of insurance or the return of unearned premiums); (iv) to file any claims or take any action or proceeding that Holder may deem necessary or advisable for the collection of all or any part of the Collateral, including the collection of any compensation due and to become due under any contract or agreement with respect to all or any part of the Collateral; and (v) to execute, in connection with any sale or disposition of the Collateral, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

(b)          Without limiting the rights and powers of Holder under Section 1.6(a), Borrower hereby appoints Holder as its attorney in fact, effective date hereof and terminating upon the satisfaction in full of the Obligation, for the purpose of (i) preparing, executing on behalf of Borrower, filing, and recording collateral assignment and financing statement documents with appropriate state and county agencies to perfect and enforce the liens granted by this Note, (ii) executing on behalf of Borrower title or ownership applications for filing with appropriate state agencies to enable motor vehicles now owned or hereafter acquired by Borrower to be retitled and Holder to be listed as lienholder as to such motor vehicles, (iii) filing such applications with such state agencies and (iv) executing such other documents and instruments on behalf of, and taking such other action in the name of, Borrower as Holder may deem necessary or advisable to accomplish the purposes of this Note (including the purpose of creating in favor of Holder a perfected lien on the property and exercising the rights and remedies of Holder hereunder). This appointment as attorney in fact is irrevocable and coupled with an interest.

ARTICLE II

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

2.1           Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

2.2           Breach of Covenant. The Borrower breaches any material covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder.

2.3           Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, Offering Materials, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made and the Offering Closing date.

9

2.4           Liquidation. Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

2.5           Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due.

2.6           Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

2.7           Receiver or Trustee. The Borrower or any material subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.8           Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, unless stayed vacated or satisfied within thirty (30) days.

2.9           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower.

2.10         Delisting. Following consummation of the Reorganization, delisting of the Parent Common Stock from any Principal Market, failure to comply with the requirements for continued listing on a Principal Market for a period of five (5) consecutive trading days, or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Market. As used herein “Principal Market” shall mean the OTC Bulletin Board; provided, however, that, if after the closing date of the Reorganization the Parent Common Stock is listed on the New York Stock Exchange, The Nasdaq Stock Market, or any other nationally recognized stock exchange, interdealer quotation system or market, the “Principal Market” shall mean such stock exchange, interdealer quotation system or market, as applicable.

2.11         Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

2.12         Stop Trade. Following consummation of the Reorganization, an SEC or judicial stop trade order or trading suspension that lasts for five or more consecutive trading days.

10

2.13         Failure to Deliver Common Stock. Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by the Subscription Agreement.

2.14         Reservation Default. Failure by the Borrower to have reserved for issuance the number of shares of Common Stock as required in the Subscription Agreement.

2.15         Financial Statement Restatement. Following consummation of the Reorganization, the restatement of any financial statements filed by the Parent with the SEC for any date or period from two years prior to the closing date of the Reorganization and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a material adverse effect on the business, operations or financial condition of the Parent.

2.16         Other Note Default. The occurrence of any Event of Default under any Other Note.

2.17         Executive Officers Breach of Duties. Any of Borrower’s named executive officers or directors is convicted of a violation of securities laws, or a settlement in excess of $250,000 is reached by any such officer or director relating to a violation of securities laws, breach of fiduciary duties or self-dealing.

ARTICLE III

CERTAIN COVENANTS

3.1           Corporate Existence. From the Issue Date and for so long as this Note is outstanding, the Borrower shall, and shall cause each of its material subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and (iii) maintain and protect all material intellectual property used and useful in the business of the Borrower and its material subsidiaries.

3.2           Filing Status. Following consummation of the Reorganization and for so long as the Note is outstanding, the Parent shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Parent shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

3.3           SEC Filings. Following consummation of the Reorganization and for so long as the Note is outstanding, (i) the Parent shall timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information required to be filed with the SEC on Forms 10-Q and 10-K, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) the Parent shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) the Parent shall deliver (A) copies of all such filings with the SEC to the Holder within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR and (B) facsimile copies of all press releases issued by the Parent or any of its subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

11

3.4           Listing. The Borrower shall cause the Parent to use its reasonable best efforts to take all actions necessary to remain eligible for quotation of its securities on the OTC Bulletin Board and to cause the Parent Common Stock to be quoted thereon, unless listed on another nationally recognized stock exchange, interdealer quotation system or market. The Company shall cause the Parent shall promptly secure the listing of all of the Parent Common Stock issuable upon exchange of the Common Stock issuable pursuant to the Subscription Agreement upon each national stock exchange, interdealer quotation system or market, if any, upon which shares of Parent Common Stock are then listed and shall maintain, so long as any other shares of Parent Common Stock shall be so listed, such listing of all shares of Parent Common Stock from time to time issuable upon exchange of the Common Stock issuable pursuant to the Subscription Agreement. None of the Parent, the Borrower or any of their subsidiaries shall take any action which would be reasonably expected to result in the suspension or termination of trading of the Parent Common Stock on the Principal Market. The Borrower shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.4.

ARTICLE IV

MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver; Borrower Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available. Moreover, Borrower waives presentment for payment, protest and notice of protest and nonpayment of this Note.

4.2           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: 2049 Century Park East, Suite 3670, Los Angeles, California 90067, Attention: Nikolas Konstant, facsimile number +1 (310) 552-1556, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note.

12

4.3           Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note except in connection with the Reorganization.

4.5           Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6           Governing Law. This Note is payable at the offices of Holder in California and shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of California or in the federal courts located in California, County of Los Angeles. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note is issued concurrently with other security agreements and to that certain Securities Purchase Agreement dated as of February 16, 2012 by and between Eos Petro, Inc. and Vatsala Sharma, with an address located at 22338 La Quilla Drive, Los Angeles, CA 91311 (the “Initial Holder”).

4.7           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law, including where no maximum rate is prescribed due to an exception to applicable law, such as where the loan was (as was the instant loan) organized by a licensed Real Estate Broker. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law including all valid applicable exceptions, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

13

4.8           Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

4.9           Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 16th day of February 2012.

Eos Petro, Inc.

By:	/s/ Nikolas Konstant

Name: Nikolas Konstant

Title: Chairman of the Board

14

EXHIBIT "A"

An Oil & Gas Lease dated 1/26/1966 from Lyman D. Works and Frances M. Works, as Lessor, in favor of the Superior Oil Company, as Lessee, recorded as Book 73, page 254 in the Office of the Recorder of Edwards County, Illinois.

An Oil & Gas lease dated 9/31/1938 from George J. Works, Etux, as Lessor, in favor of Fred A. Noah, etal, at Lessee, recorded as Book 5, page 71 in the Office of the Recorder of Edwards County, Illinois.

An Oil & Gas Lease dated 6/1/1938 from Frank Wood, Etal, as Lessor, in favor of Fred A. Noah, etal, as Lessee, recorded as Book 6, page 287 in the Office of the Recorder of Edwards County, Illinois..

An Oil & Gas Lease dated 5/24/1938 from Melvin Works, Etal, as Lessor, in favor of Fred A. Noah, etal, as Lessee, recorded as Book 5, page 71 in the Office of the Recorder of Edwards County, Illinois..

An Oil & Gas Lease dated 12/4/1996 from Alma Energy Corporation as Lessor; in favor of The Speir Operating Company, as Lessee, recorded as Book 194, page 329 in the Office of the Recorder of Edwards County, Illinois.

Covering the following described lands located in Edwards County, IL

F. Wood Etal, Tract 4
Township 2 South, Range 14 East
Section 19: N/2
Section 18: Commencing near the SE corner where the South line of said Section intersects the west line of the right of way of St Hwy 1, thence West 64 rods, thence North 5 rods, thence East

Book 223 Page 243

64 rods to the West line of said ROW, thence South 5 rods to the POB

G. J. Works, Tract 3
Township 2 South, Ranch 11 East
Section 18: Commencing at the SW corner, thence East 56 chains 58 links, thence North 26 chains 54 links, thence West 56 chains 681/2 links, thence South 26 chains 54 links to POB, containing 158 acres, 1 rod, 14 perches, more or less, excepting commenting near the SE corner where the South Line of said Sections intersects the west line of the right of way of St HWY 1, thence West 54 rods, thence North 5 rods, thence East 54 rods to the West line of said ROW, thence South 5 rods to the POB.

G. J. Works
Township 2 South, Range 11 East
Section 18: 140 acres, more or less, located in the South part of Section 18, more fully described in that Oil Gas and Mineral Lease dated May 31, 1938, by and between George Works, Etux, as Lesser, and The Superior Oil Company, as Lessee.

F. Wood
Township 2 South, Range 11 East
Section 18: 2 acres tract commencing near the SE corner where the South line of said Section intersects the west line of the right of way of St HWY 1, thence West 64 rods, thence North 5 rods, thence East 54 rods to the West line of said ROW, thence South 5 rods to the POB

M. Works, Tract 2
Township 2 South, Ranch 11 East
Section 18: 120 acres off of the West side of the following described Lands; Commencing at the NE corner of 5/2 Section 19, North 60 deg 30 min West 69 chains 36 links, thence South 5 deg 15:min Basf 53 chains 22 links, thence North 64 deg East 56 chains 80 links, thence North 5 deg West 13 chains 22 links to the POB.